                                 SCHEDULE 14A
                                (Rule 14a-101)

                   INFORMATION REQUIRED IN PROXY STATEMENT

                           SCHEDULE 14A INFORMATION
         PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.  )


    Filed by the registrant [X]

    Filed by a party other than the registrant [ ]

    Check the appropriate box:

    [ ] Preliminary proxy statement    [ ] Confidential, for Use of the
                                           Commission Only (as permitted by
                                           Rule 14a-6(e)(2))
    [X] Definitive proxy statement

    [ ] Definitive additional materials

    [ ] Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12


                          Xechem International Inc.
-------------------------------------------------------------------------------
              (Name of Registrant as Specified in Its Charter)


 Shefsky & Froelich Ltd., Suite 2500, 444 N. Michigan Ave., Chicago, IL 60611
                           Attn: Dennis B. O'Boyle
-------------------------------------------------------------------------------
  (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of filing fee (Check the appropriate box):

    [X] No fee required.

    [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    (1) Title of each class of securities to which transaction applies:


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    (2) Aggregate number of securities to which transaction applies:


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    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):


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    (4) Proposed maximum aggregate value of transaction:


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    (5) Total fee paid:


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    [ ] Fee paid previously with preliminary materials.

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    [ ] Check box if any part of the fee is offset as provided by Exchange Act
Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

    (1) Amount previously paid:

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    (2) Form, schedule or registration statement no.:

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    (3) Filing party:

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    (4) Date filed:

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

                           XECHEM INTERNATIONAL, INC.
                         100 JERSEY AVENUE, BUILDING B
                                   SUITE 310
                     NEW BRUNSWICK, NEW JERSEY  08901-3279
                                 (908) 247-3300



                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS



To the Common and Class A Preferred Stockholders of Xechem International, Inc.:

         Notice is hereby given that the annual meeting of stockholders (the "Meeting" or the "Annual Meeting") of Xechem International, Inc., a Delaware corporation (the "Corporation"), will be convened at The Hyatt Regency, Two Albany Street, New Brunswick, New Jersey, on June 11, 1997, at 10:00 a.m. Eastern Daylight Savings Time (the "Meeting Date"). All holders of Common Stock, par value $.00001 per share, and Class A Preferred Stock, par value $.00001 per share, of the Corporation (the "Stockholders") are entitled to attend the Meeting. The Annual Meeting will be held for the following purposes:

         (1) To elect three directors to hold office until the next annual meeting of stockholders or otherwise as provided in the Corporation's By-Laws;

         (2) To vote to approve an increase in the number of shares of Common Stock which may be issued under the Xechem International, Inc. Amended and Restated Stock Option Plan;

         (3) To concur in the selection of Moore Stephens P.C. as the Corporation's independent auditor for the fiscal year ending December 31, 1997; and

         (4) To transact any other business as may properly come before the Meeting, or any adjournment or postponement thereof.

         Only Stockholders of record at the close of business on April 25, 1997 are entitled to receive notice of the Meeting and to vote at the Meeting or any adjournment or postponement thereof (the "Eligible Holders"). A list of Eligible Holders will be available for inspection at the Corporation's office for at least 10 days prior to the Meeting.

                                        By order of the Board of Directors:


                                        Ramesh C. Pandey, Ph.D.
                                        President and Chief Executive Officer

                                PROXY STATEMENT
                                      FOR
                       ANNUAL MEETING OF STOCKHOLDERS OF
                           XECHEM INTERNATIONAL, INC.
                                 JUNE 11, 1997


         This proxy statement (the "Proxy Statement") is furnished to the holders (the "Stockholders") of shares of Common Stock (the "Common Stock"), par value $.00001 per share, and Class A Preferred Stock (the "Class A Preferred Stock"), par value $.00001 per share (together, the Common Stock and Class A Preferred Stock are referred to as the "Shares"), of Xechem International, Inc., a Delaware corporation (the "Corporation"), in connection with the solicitation of proxies by the Corporation's board of directors (the "Board") for use at the annual meeting of Stockholders (the "Meeting" or the "Annual Meeting"). The Corporation's By-Laws (the "By-Laws") require the directors to call and hold an annual meeting of stockholders each year. The Annual Meeting will be convened on June 11, 1997, at approximately 10:00 a.m. Eastern Daylight Savings Time, and any adjournment or postponement thereof. Copies of this Proxy Statement, and the enclosed form of proxy were first sent or given to Stockholders on or about May 30, 1997. Stockholders who wish to attend the Meeting should contact the Corporation at (908) 247-3300 so that arrangements can be made.

         The Corporation will bear all costs in connection with the solicitation of proxies, including the cost of preparing, printing and mailing this Proxy Statement. In addition to the use of the mails, proxies may be solicited by the Corporation's director, officers or employees. None of these individuals will be additionally compensated, but they may be reimbursed for out-of-pocket expenses in connection with the solicitation. Arrangements will also be made with brokerage houses, banks or other custodians, nominees and fiduciaries for the forwarding of solicitation material to the beneficial owners of the Shares held of record by those persons, and the Corporation may reimburse these custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses incurred in connection therewith.

         Shares represented by properly executed proxies in the accompanying form received by the Board prior to the Annual Meeting will be voted at the Annual Meeting. Shares not represented by properly executed proxies will not be voted. If a Stockholder specifies a choice with respect to any matter to be acted upon, the Shares represented by that proxy will be voted as specified.
If the Stockholder does not specify a choice, in an otherwise properly executed proxy, with respect to any proposal referred to therein, the Shares represented by that proxy will be voted with respect to that proposal in accordance with the recommendations of the Board described herein. A Stockholder who signs and returns a proxy in the accompanying form may revoke it by: (i) giving written notice of revocation to the Corporation before the proxy is voted at the Annual Meeting; (ii) executing and delivering a later-dated proxy; or (iii) attending the Annual Meeting and voting the Shares in person.

         The close of business on April 25, 1997 has been fixed as the date for determining those Stockholders entitled to notice of and to vote at the Annual Meeting (the "Record Date"). On the Record Date, the Corporation had 91,507,839 shares of Common Stock and 2,500 shares of Class A Preferred Stock outstanding. The Common Stock and the Class A Preferred Stock entitle the holders thereof to one vote per share and 1,000 votes per share, respectively, at the Annual Meeting. Only Stockholders of record as of the Record Date will be entitled to vote at the Annual Meeting. The presence of a majority of the total amount of votes allocable to outstanding shares of Common Stock and Class A Preferred Stock, represented in person or by proxy at the Annual Meeting, will constitute a quorum. If a quorum is present and any votes are cast in favor of the nominees, they will be elected directors of the Corporation. Accordingly, abstentions and broker non-votes will not affect the outcome of the election. All other matters to be voted on will be decided by the affirmative vote of a majority of the Shares present or represented at the Meeting and entitled to vote. On any such matter, an abstention will have the same effect as a negative vote and Shares held by brokers will not be considered entitled to vote on matters as to which the brokers have not received authority to vote from beneficial owners.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         The following table sets forth certain information regarding the beneficial ownership of the total voting stock (including the Common Stock and the Class A Preferred Stock) as of May 23, 1997 by: (i) each Stockholder known by the Corporation to beneficially own in excess of 5% of the outstanding shares of Common Stock or Class A Preferred Stock; (ii) each director and director nominee; and (iii) all directors, director nominees and executive officers, as a group. All of the outstanding Class A Preferred Stock is owned by Dr. Ramesh C. Pandey. Except as otherwise indicated in the footnotes to the table, the persons named below have sole voting and investment power with respect to the shares beneficially owned by such persons.







                                                                              CLASS A PREFERRED
                                           COMMON STOCK                             STOCK
                                           ------------                     ----------------------

                                    NUMBER OF             PERCENT           NUMBER OF         PERCENT            PERCENT OF
NAME AND ADDRESS                     SHARES              OF CLASS            SHARES          OF  CLASS         VOTING STOCK(1)
----------------                     ------              --------            ------          ---------         ------------
The Edward A. Blech Trust (2)     45,000,000 (3)            49.2%               0               ---                   47.9%
David Blech (4)                   45,000,000 (3)(5)         49.2%               0               ---                   47.9%
Michael G. Jesselson 12/18/80      6,250,000 (7)             6.8%               0               ---                    6.6%
Trust (6)
Benjamin  J. Jesselson 12/18/80    6,250,000 (7)             6.8%               0               ---                    6.6%
Trust (6)
Michael G. Jesselson (6)          15,020,000 (8)            16.4%               0               ---                   16.0%
Dr. Ramesh C. Pandey (9)          23,821,945 (10)           26.0%           2,500               100%                  28.0%
Stephen F. Burg (9)                    1,000 (11)              *                0               ---                      *
Dr. Frank Pilkiewicz (9)                   0                 ----               0               ---                     ---

All directors, director           23,822,945 (11)           26.0%           2,500               100%                  28.0%
nominees and
executive officers
as a group
(three persons)
*  Less than 1%



(1) Gives effect to the voting rights of 2,500 shares of Class A Voting Preferred Stock, all of which are owned by Dr. Pandey.

(2) The address of The Edward A. Blech Trust is 418 Avenue I, Brooklyn, New York 11230.

(3) As reported in a Schedule 13D filed jointly by Mr. Blech and the Trust.

(4)      The address of Mr. Blech is 225 Lafayette Street, New York, New York
         10012.

(5)      Includes shares owned by the Trust.

(6) The address of each of the Michael G. Jesselson 12/18/80 Trust, the Benjamin J. Jesselson 12/18/80 Trust and Michael G. Jesselson is 1301 Avenue of the Americas, Suite 4101, New York, New York 10019.

(7)      As reported in a Form 3 filed by Mr. Jesselson.

(8) Includes shares owned by the Michael G. Jesselson 12/18/80 Trust, the Benjamin J. Jesselson 12/18/80 Trust and the Jesselson Grandchildren Trust.

(9) The address of each of Dr. Pandey, Mr. Burg and Dr. Pilkiewicz is c/o Xechem International, Inc., 100 Jersey Avenue, Building B, Suite
         310, New Brunswick, New Jersey 08901.

(10) Does not include the Pandey Options (as defined in "Certain Relationships and Related Transactions"), which presently are not exercisable and will not be exercisable within 60 days from April 25, 1997.

(11) Includes 1,000 subject to an option which is exercisable within 60 days from April 25, 1997.

         On November 18, 1996, the Company entered into and closed the initial stage of Blech Purchase Agreement dated November 18, 1996 wherein the Corporation agreed to issue up to a total of 110,000,000 shares of Common Stock to David Blech or his designee. See "Certain Relationships and Related Transactions." Additional issuances under the Blech Purchase Agreement were closed at various dates through April 14, 1997. As a result of such issuances, Blech has the ability to control the election of the Board of Directors, as well as a contractual right to have his nominees elected to the Board. Accordingly, Blech has obtained the power to control the affairs of the Company. The Corporation is not aware of any other arrangements, the operation of which may at a subsequent date, result in a change of control of the Corporation.

                    MATTERS TO BE CONSIDERED BY STOCKHOLDERS

1.       ELECTION OF DIRECTORS

         Three individuals will be elected at the Annual Meeting to serve as directors of the Corporation until the next annual meeting of stockholders or otherwise as provided in the By-Laws. Unless instructions to the contrary are given, the persons named as proxy voters in the accompanying proxy, or their substitutes, will vote for the following nominees for directors with respect to all proxies received by the Corporation. If any of the nominees should become unavailable for any reason, the votes will be cast for a substitute nominee designated by the Board. The board of directors have no reason to believe that the nominees named will be unable to serve, if elected.

         The nominees for director are as follows:

         Ramesh C. Pandey, Ph.D., age 58, is the founder of the Corporation.
He has been Chief Executive Officer and President and a director of the Corporation's subsidiary, Xechem, Inc. (the "Subsidiary"), since its formation in 1990 and the Chief Executive Officer, President, and Chairman of the Board of Directors of the Corporation since its formation in February 1994. From 1984 to March 1990, Dr. Pandey was the President and Chief Scientist of the Corporation's predecessor, Xechem Inc., formerly a subsidiary of Fujisawa/LyphoMed, Inc. Dr. Pandey served as a visiting Professor at the Waksman Institute of Microbiology at Rutgers University from 1984 to 1986. Dr. Pandey has also served as scientist, consultant, and research associate for several universities and private laboratories. Dr. Pandey has published numerous articles in professional publications, such as the Journal of Antibiotics, the Journal of the American Chemical Society and the Journal of Industrial Microbiology. Dr. Pandey is a member of the editorial board of the Journal of Antibiotics and of several professional societies.

         Stephen F. Burg, age 59, since 1986 has been chief executive officer of El Dorado Investments, which offers corporate growth strategies for public and private companies, nationally and internationally. From 1978 to 1986, Mr. Burg was Vice President-Corporate Acquisitions for Evans Products Company and from 1973 to 1978 was Corporate Director-Acquisitions and Human Services for Jack August Enterprises.

         Frank G. Pilkiewicz, age 50, provides consulting services to the biotechnology and pharmaceutical industries. From November 1992 to November 1995, Dr. Pilkiewicz was Chief Scientific Officer and Executive Vice President for Research and Development and a member of the Board of Directors of OncoTherapeutics, Inc. From September 1986 to November 1992, he was employed by The Liposome Company, Inc., with the last position as Vice President of Research & Development. From 1979 to 1986, Dr. Pilkiewicz was a Senior Research Investigator in the Department of Cell Biology in the Squibb Institute for Medical Research.

         The Corporation's By-Laws do not require that the directors meet any specific number of times during the year. Such meetings may be held either in person or by telephonic conference. The Board met seven times during the year ended December 31, 1996.

         The Board has an audit committee presently consisting of Dr. Pandey which was formed on May 26, 1995. The audit committee reviews with the Corporation's independent public accountants the scope and timing of their audit services and any other services they are asked to perform, the accountants report on the Corporation's financial statements following completion of their audit and the Corporation's policies and procedures with respect to internal accounting and financial controls. In addition, the audit committee makes annual recommendations to the Board for the appointment of independent accountants for the ensuing year.

         The audit committee held two meetings during the year ended December 31, 1996.

         The Board has a stock option committee presently consisting of Dr. Pandey which was formed on May 26, 1995. The stock option committee administers the Xechem International, Inc. Amended and Restated Stock Option Plan (the "Plan") and reviews and recommends to the Board stock options to be granted.

         The stock option committee held two meetings during the year ended December 31, 1996.

         The Board has a compensation committee presently consisting of Dr. Pandey which was formed on May 26, 1995. The compensation committee reviews and recommends to the Board the compensation and benefits of all officers of the Corporation and reviews general policy matters relating to compensation and benefits of employees of the Corporation.

         The compensation committee held no meetings during the year ended December 31, 1996.

         Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Corporation's officers and directors, and persons who own more than ten percent of a registered class of the Corporation's equity securities, to file initial statements of beneficial ownership (Form 3), and statements of changes in beneficial ownership (Forms 4 or 5), of Common Stock and other equity securities of the

Corporation with the U.S. Securities and Exchange Commission (the "SEC") and the National Association of Securities Dealers, Inc. (the "NASD"). The SEC requires officers, directors and greater than ten percent stockholders to furnish the Corporation with copies of all these forms filed with the SEC or the NASD.

         To the Corporation's knowledge, based solely on its review of the copies of these forms received by it, or written representations from certain reporting persons that no additional forms were required for those persons, the Corporation believes that all filing requirements applicable to its officers, director, and greater than ten percent beneficial owners were complied with, except that David Blech and The Edward A. Blech Trust (the "Trust"), which became reporting persons on November 18, 1996, did not file a Form 3 reporting their ownership of the Corporation's securities (a Form 5 was later filed).

         RECOMMENDATION OF THE BOARD: The Board hereby recommends and nominates Dr. Pandey, Mr. Burg and Dr. Pilkiewicz for election as directors of the Corporation by the Stockholders at the Annual Meeting to serve until the next annual meeting of stockholders or as otherwise provided in the By-Laws.

         The three nominees receiving the highest vote totals will be elected directors of the Corporation. Accordingly, abstentions and broker non-votes will not affect the outcome of the election.

2. APPROVAL OF AN INCREASE IN THE NUMBER OF SHARES OF COMMON STOCK WHICH MAY BE ISSUED UNDER THE XECHEM INTERNATIONAL, INC. AMENDED AND RESTATED STOCK OPTION PLAN

         The Plan amends and restates the 1993 Xechem, Inc. Stock Option and Incentive Plan, the obligations under which the Corporation assumed as part of the Corporation's organization and prior to its April 26, 1994 public offering. The purpose of the Plan is to encourage ownership of Common Stock by the Corporation's key employees, non-employee directors and advisors, including members of the Company's Scientific Adversary Board, in order to attract such persons, to induce such persons to remain in the employ of the Corporation or its affiliates, or to serve as an advisor to the Corporation, and to provide additional compensation for such persons to promote the success of the Corporation or its affiliates. Key employees include employees who are also officers or directors of the Corporation or its affiliates.

         The decision to grant options to these individuals is intended to reward them for their services to the Corporation without burdening the Corporation with significant increases in direct compensation. Since its inception, the Corporation's directors, key employees and advisors have been endeavoring to reach the Corporation's objectives of developing a more efficient drug discovery process and niche generic drugs, as well as commercializing and marketing such drugs. Through their efforts, the Corporation believes that significant progress has been made toward these objectives. The Board believes that the ability to achieve these objectives is best served by the alignment of the financial success of the Corporation's directors and key employees with that of its Stockholders.

         Stockholder approval of this amendment to the Plan is sought to continue to qualify the Plan under Rule 16b-3 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and thereby render certain transactions under the Plan exempt from certain provisions of Section 16 of the Exchange Act.

         As of the date of this Proxy Statement, the Company has granted options for 599,500 shares of Common Stock available for issuance under the Plan. The Board has authorized an increase of 2,000,000 shares of Common Stock for issuance under the Plan, for a total of 2,600,000 shares. The Board believes that it is in the best interests of the Corporation and the Stockholders to increase the number of shares of Common Stock which may be issued under the Plan in order to continue to attract key persons to the Corporation and reward them for their efforts. With the exception of increasing the number of shares of Common Stock which may be issued under the Plan, the Board is not seeking Stockholder approval of any other provisions of the Plan. Therefore, the Board recommends that the Stockholders vote to increase the number of shares of Common Stock which may be issued under the Plan.

General

         The Plan grants the Board authority to issue options to purchase up to 600,000 shares (to be increased to 2,600,000 shares) of Common Stock and any other stock or security resulting from adjustments or substitutions as described in the Plan. The Common Stock will be reserved and available for purchase upon the exercise of options granted under the Plan.

         The Plan provides for the issuance of incentive options under Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), and nonstatutory options which are not intended to be incentive stock options under
Section 422 of the Code. The decision as to whether incentive options or nonstatutory options will be issued to recipients is solely within the discretion of the Board. The Board will administer the Plan and have the authority to determine, among other things, the individuals to be granted incentive options or nonstatutory options, the exercise price at which the Common Stock may be acquired, the number of shares subject to each option and the exercise period of each option. The Board will also be authorized to construe and interpret the Plan and to prescribe additional terms and conditions of exercise in option agreements and provide the form of option agreement to be utilized with the Plan.

         Incentive options terminate not more than ten years from the date of grant; however, such options terminate not more than five years from the date of grant if such options are required to have an exercise price of at least 110% of fair market value. Nonstatutory options terminate not more than eleven years from the date of grant.

         Options will not be transferable except by will or by the laws of descent and distribution, and are exercisable during an optionee's lifetime only by the optionee or the appointed guardian or legal representative of the optionee. Upon the (i) death or permanent and total disability of an optionee, or (ii) termination of employment with the Corporation, then any unexercised options to acquire Common Stock will be exercisable at any time within six months in the case of (i) and 30 days in the case of (ii) (but in no case beyond the expiration date specified in the option agreement).

         The Plan requires the optionee to pay, at the time of exercise, for all shares acquired on exercise in cash, Common Stock or other forms of consideration acceptable to the Board.

         If the Corporation declares a stock dividend, splits its stock, combines or exchanges its Common Stock, or engages in any other transactions which result in a change in capital structure, such as a merger, consolidation, dissolution, liquidation or similar transaction, the Board may adjust or substitute, as the case may be, the number of shares of Common Stock available for issuance upon exercise of options granted under the Plan, the number of shares covered by outstanding options, the exercise price per share of outstanding options, any target price levels for vesting of the options and any other characteristics of the options as the Board deems necessary to equitably reflect the effects of those changes on the option holders.

         The Corporation has granted options for a total of 599,500 shares under the Plan. Included in the count are options to purchase 118,500 shares granted to former directors and a former executive officer of the Company and options to purchase 481,000 shares granted to other employees of the Company.

         Pursuant to the terms of the grants, the options for shares granted under the Plan vest and are exercisable in installments as follows: (i) to the extent of 20% of the number of shares of Common Stock, commencing on the first anniversary of the date of grant; and (ii) to the remaining 80% of shares, an additional 20% commencing on each of the second through the fifth anniversary of the date of grant. Aggregated Option Exercises in Fiscal 1996 and Fiscal Year-End Option Values

         The following table provides information on option exercises during the year ended December 31, 1996 by the Company's present director and the value of such party's unexercised options as of December 31, 1996.



                                                                Number of Securities             Value of Unexercised
                                                                Underlying Unexercised            In-the-Money Options
                                                                  Options at 12/31/96               at 12/31/96 (1)
                           Share
Name                      Acquired               Value
                         on Exercise             Realized       Exercisable     Unexercisable    Exercisable    Unexercisable
                           (#)                    ($)
Dr. Ramesh C. Pandey        0                    0                  0            707,000(2)          0           $633,649


(1)    Represents the excess, if any, of the closing price of the Common
       Stock as quoted on the Nasdaq SmallCap on December 31, 1996 ($.91) over the exercise price of the options, multiplied by the corresponding number of underlying shares.

(2) These options were issued in exchange for the capital stock of the Subsidiary in the reorganization of the Company. These options are exercisable upon the Company attaining specific financial goals.

Discussion of Federal Income Tax Consequences

         The following summary of tax consequences is not comprehensive and is based on laws and regulations in effect on May 27, 1997. These laws and regulations are subject to change on a retroactive basis.

         The grant of a nonqualified option under the Plan is not a taxable event and the Corporation is not entitled to a deduction upon such grant. Upon exercise of a nonqualified option, participants will be taxed at ordinary income rates on the difference between the exercise price of the option and the fair market value of the Common Stock issued pursuant to such exercise. Fair market value generally will be determined on the date of exercise (or in the case where a sale of property could subject a transferor to suit under Section 16(b) of the Securities Exchange Act of 1934, the later of the date of exercise and the date which is six months and one day after the date on which the option was granted, unless the participant elects to be taxed based on the fair market value at the date of exercise). The Corporation will receive a corresponding deduction for the amount of income recognized by a participant upon exercise of an option in the same year the participant recognizes income in connection with the exercise of an option. The participant, generally, will have a tax basis for the Common Stock acquired equal to the fair market value of the Common Stock at the date of exercise. Any gain or loss realized upon the subsequent sale of the Common Stock issued upon exercise of a nonqualified option will be taxed at either long-term or short-term capital gain (or loss) rates, depending on the selling stockholder's holding period. The subsequent sale would have no tax consequences for the Corporation.

         The recipient of an incentive stock option generally will not recognize any income upon its grant or upon its exercise if no disposition of the Common Stock received upon exercise is made within two years from the date of grant or within one year after the acquisition of the Common Stock. The excess of the fair market value of the Common Stock over the exercise price of the Common Stock received upon the exercise of an incentive stock option, however, is a tax preference item in the year of exercise which may subject the recipient to an alternative minimum tax. Upon a subsequent sale of Common Stock acquired pursuant to exercise of an incentive stock option, if the foregoing holding periods are met, the recipient will recognize a long-term capital gain upon the difference between the sale price and the exercise price, and the Corporation will receive no deduction from taxable income. If these holding periods are not met, the recipient generally will realize ordinary income to the extent of the difference between the exercise price and the fair market value of the Common Stock on the date the option is exercised. However, if the disposition is by a sale or exchange at a price less than the fair market value of the Common Stock on the date of exercise, then, in general, the amount of ordinary income is limited to the gain recognized on such sale or exchange. If the sale price exceeds the fair market value of the Common Stock on the date of exercise, such excess will be a long-term or short-term capital gain, depending on the employee's holding period for the Common Stock being sold. The Corporation will have a deduction in an amount equal to the ordinary income recognized by the optionee.

         RECOMMENDATION OF THE BOARD: The Board recommends that the Stockholders concur in the following resolution which will be presented for a vote of the Stockholders at the Annual Meeting:

         RESOLVED, that the Xechem International, Inc. Amended and Restated Stock Option Plan be amended to increase the number of shares of Common Stock which may be issued under such plan from 600,000 shares to 2,600,000 shares.

         The affirmative vote of a majority of the votes cast by Stockholders present in person or by proxy and eligible to vote at the Meeting, a quorum being present, is required for the adoption of the foregoing resolution.

3.       SELECTION OF INDEPENDENT AUDITOR

         The Corporation's financial statements, including those for the fiscal year ended December 31, 1996, are included in the Annual Report furnished to all Stockholders. The year-end statements have been audited by the independent firm of Moore Stephens P.C. (formerly known as Mortenson and Associates, P.C.) which has served as the Corporation's independent auditor since its formation in February 1994. The total fees paid or accrued to Moore Stephens P.C. in connection with the 1996 audit are approximately $18,000. The Board believes that Moore Stephens P.C. is knowledgeable about the Corporation's operations and accounting practices and is well qualified to act in the capacity of independent auditor. Therefore, the Board has selected Moore Stephens P.C. as the Corporation's independent auditor to examine its financial statements for the fiscal year ended December 31, 1997. Although the selection of an auditor does not require a Stockholder vote, the Board believes it is desirable to obtain the concurrence of the Stockholders to this selection. Due to the difficulty and expense involved in retaining another independent firm on short notice, the Board does not contemplate appointing another firm to act as the Corporation's independent auditor for fiscal year 1997 if the Stockholders do not concur in the appointment of Moore Stephens P.C. Instead, the Board will consider the vote as advice in making its selection of an independent auditor for the following year.

         Representatives of Moore Stephens P.C. are expected to be present at the Meeting and will have the opportunity to make a statement, if they so desire, and will be available to respond to appropriate questions.

         RECOMMENDATION OF THE BOARD:  The Board considers Moore
Stephens P.C. to be well- qualified and recommends that the Stockholders concur in the following resolution which will be presented for a vote of the Stockholders at the Annual Meeting:

         RESOLVED, that the Stockholders concur in the appointment, by the Board, of Moore Stephens P.C. to serve as the Corporation's independent auditor for the fiscal year ended December 31, 1997.

         The affirmative vote of a majority of the votes cast by Stockholders present in person or by proxy and eligible to vote at the Meeting, a quorum being present, is required for the adoption of the foregoing resolution.

                COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

A.       DIRECTOR COMPENSATION

         Directors serve without compensation for such services.

B.       EXECUTIVE COMPENSATION

         Set forth below is information concerning the compensation for 1994, 1995 and 1996 for the Corporation's President and Chief Executive Officer, who is the only executive officer of the Corporation whose compensation exceeded $100,000 during such years:



                                         ANNUAL COMPENSATION                    LONG TERM COMPENSATION                 ALL OTHER
                                                                                                                     COMPENSATION
                                                             OTHER                  AWARDS                PAYOUTS
                                                             ANNUAL       RESTRICTED     SECURITIES      LONG TERM
                        YEAR        SALARY       BONUS    COMPENSATION      STOCK        UNDERLYING      INCENTIVE
                                                                            AWARDS        OPTIONS        PLAN PAYOUTS
Dr. Ramesh Pandey      1994         $137,846        0        $7,978           0             0                0             0
                       1995         $139,525        0        $7,072           0             0                0             0
                       1996         $118,365        0       $13,375           0             0                0             0


Employment Agreements.

    Ramesh C. Pandey is employed pursuant to an agreement which provides for a base salary of $140,000 per year, subject to an annual increase in proportion to the increase in the consumer price index, such bonuses as a majority of the disinterested members of the Board of Directors may determine, and a royalty of 2 1/2% of the Corporation's net profits before taxes with respect to any products developed by the Corporation or its affiliates during the term of the agreement. The royalty will be payable to Dr.

Pandey or his estate so long as the Corporation continues to sell such products, notwithstanding any termination of the agreement. The agreement provides for a ten year term, but permits either party to terminate the agreement after five years; if the Corporation terminates the agreement, Dr. Pandey will be entitled to receive severance equal to his compensation for the two years prior to termination. Dr. Pandey has agreed not to engage in certain business activities (generally similar to those currently engaged in by the Corporation) for six months (four months, in certain cases) after the termination of his employment with the Corporation. If there is a change in the beneficial ownership of 20% or more of Xechem's capital stock, Dr. Pandey may, at any time within one year after such event, terminate the agreement, in which event his noncompete and confidentiality agreement terminate and all indebtedness of the Corporation to Dr. Pandey shall accelerate. Dr. Pandey has agreed and approved the transactions contemplated by the Blech Purchase Agreement (see "Certain Relationships and Related Transactions") and, accordingly, such transactions do not and will not result in a "Change of Control" as defined in the Employment Agreement. In August 1996, due to the financial constraints of the Company, Dr. Pandey's salary was reduced by 54%. In November 1996, 50% of the reduction was restored and in February 1997, Dr. Pandey was returned to full salary. The reduction in salary was not accrued and will not be paid to Dr. Pandey.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

    On April 25, 1994, Dr. Ramesh C. Pandey, the Corporation's Chairman of the Board and Chief Executive Officer, exchanged the capital stock of the Subsidiary for 2,800,000 shares of the Corporation's Common Stock, 2,500 shares of Class A Preferred Stock, and the Pandey Options. On the same date, Dr. Pandey exchanged $107,000 of indebtedness of the Subsidiary for 1,070 shares of Class B. Preferred Stock and $517,451 of indebtedness of the Subsidiary (including accrued interest) for a note of the Corporation in the same amount. Pursuant to the Blech Purchase Agreement, Dr. Pandey subsequently exchanged such Class B Preferred Stock and note for other equity securities of the Corporation.

    From December 1989 to October 1990, Dr. Pandey was a minority stockholder and director of Advanced Molecular Technologies, Inc., a Washington-based corporation ("AMT") formed to gather paclitaxel bark in the Pacific Northwest for sale. Dr. Pandey had no involvement in AMT's day-to-day activities, and believes he was asked to serve on its board of directors to add academic credibility to its efforts. Ocean Marine Services ("Ocean Marine") claimed to have made an investment of $225,000 in AMT in 1990. AMT subsequently ceased operations. In January 1991, Ocean Marine filed a lawsuit against Dr. Pandey and others in Federal District Court in Washington State, alleging breaches of state and federal securities laws in connection with Ocean Marine's investment and seeking rescission and damages. Dr. Pandey denied any wrongdoing in connection with the litigation. However, given the time and expense associated with a Washington-based lawsuit and the uncertainties of litigation, an out-of-court settlement was reached in late 1992 by Dr. Pandey, with no finding of wrongdoing by Dr. Pandey. Although the Corporation was not a party to such proceedings, and Dr. Pandey received a general release from Ocean Marine, the Corporation has agreed to indemnify Dr. Pandey against any future claims by Ocean Marine.

    On October 12, 1994, counsel for Ocean Marine Services ("Ocean Marine") requested additional information from Dr. Pandey, alleging that it would not have entered into a settlement agreement in 1992 had it known that discussions were ongoing with Regal One Corporation regarding a possible business transaction. In April 1995 Ocean Marine instituted an action against Dr. Pandey seeking to set aside the settlement agreement based upon its assertion that such discussions were not disclosed to it, and seeking remedies under applicable state and federal securities laws, including interest, attorneys fees and costs, which were alleged to have cumulated over $525,000 by April 20, 1996, and which could include additional attorneys fees, interest and costs through the determination of such action. Dr. Pandey denied that any wrongdoing had occurred. However, the Corporation determined that it was in the Corporation's best interest to settle such action, given the cost of defending such action, together with the possibility, however remote, that an adverse outcome could have a material adverse effect on the Corporation. In addition, the Corporation determined that the time and effort necessary to defend such action would detract from Dr. Pandey's ability to exert full time efforts in executing the Corporation's business plan. Accordingly, the lawsuit was settled in May 1996 by the payments of $115,000 and issuance of 25,000 shares of unregistered Common Stock to the plaintiffs (subject to piggyback registration rights), pursuant to its indemnification obligation to Dr. Pandey.

    During 1994, Dr. Pandey transferred the stock of Xechem Laboratories to the Corporation, in exchange for reimbursement of the amount Dr. Pandey contributed to Xechem Laboratories to pay its organizational and related expenses (approximately $5,000). Xechem Laboratories is presently inactive.

    Subject to obtaining necessary regulatory approvals in India, Dr. Pandey has transferred his interest in Xechem India to the Corporation for no consideration other than reimbursement of amounts (equal to approximately $5,000) Dr. Pandey advanced for organizational expenses. Dr. Pandey's brothers own the remaining equity in Xechem India, some or all of which the Corporation anticipates will be made available to other, unrelated, persons in India. Both of Dr. Pandey's brothers and Mr. Anil Sharma, a chartered accountant, serve as directors of Xechem India. No compensation is paid to Dr. Pandey, his relatives or Mr. Anil Sharma for service as directors.

    In connection with the Corporation's private offering completed in February 1996, for every three shares of Common Stock sold by the Corporation, the Corporation purchased for nominal consideration one share of Common Stock from Dr. Pandey. The maximum number of shares subject to purchase by the Corporation from Dr. Pandey was 400,000 shares for an aggregate purchase price of $4.00. The Corporation purchased 66,055 of such shares from Dr. Pandey.

    Effective June 25, 1996, an entity wholly-owned by Dr. Pandey became a member of Vineyard Productions, L.L.C. ("Vineyard"), which in June 1994 acquired the building in which the Corporation leases its offices. Prior to making such investment, Dr. Pandey informed the Board of Directors of the opportunity for such investment, and the Board determined that the Corporation was not interested in such opportunity and approved Dr. Pandey making the investment. The Corporation's lease was entered into prior to that date (with a prior owner of the building) and has not been modified subsequent thereto. The Corporation paid Vineyard $110,491 in 1996, including $21,705 subsequent to June 25, 1996.

    On November 18, 1996, the Corporation entered into and closed the initial stage of a Stock Purchase Agreement (the "Blech Purchase Agreement") with David Blech or his designees ("Blech") providing for the sale of up to 55,000 shares of Class C Series 2 Voting Cumulative Preferred Stock (the "Series 2 Preferred Shares") for a purchase price of $100 per share ($5,500,000 in the aggregate), or the underlying shares of Common Stock, over approximately nine months. At the initial closing, The Edward A. Blech Trust (the "Trust") purchased 5,000 Series 2 Preferred Shares for $500,000. The Trust purchased an additional 5,000 Series 2 Preferred Shares on December 30, 1996; 5,000 Series 2 Preferred Shares on January 8, 1997; and 7,500 Series 2 Preferred Shares on February 7, 1997. The Blech Purchase Agreement was amended, effective March 27, 1997, to modify the dates for closing of other purchases of portions of the shares issuable thereunder. Pursuant to the Blech Purchase Agreement, on February 7, 1997, Dr. Ramesh Pandey, the Corporation's Chairman and Chief Executive Officer, exchanged certain indebtedness owed by the Corporation to him and the 1,070 shares of Class B Preferred Stock of the Corporation held by him for 13,180 shares of Series 3 Preferred Shares. Pursuant to their terms, effective February 8, 1997, the then outstanding 22,500 Series 2 Preferred Shares and 13,180 Series 3 Preferred Shares were converted into 45,000,000 and 21,088,000 shares of Common Stock, respectively. Under the

Blech Purchase Agreement, as amended, Blech has the right to purchase an additional 25,000,000 shares of Common Stock on or before April 30, 1997, 20,000,000 shares of Common Stock on or before June 2, 1997, and a final 10,000,000 shares on or before July 15, 1997.

    Two other trusts, not otherwise affiliated with Blech, each purchased 5,000,000 shares of Common Stock on March 27, 1997 and Blech purchased a further 5,000,000 shares of Common Stock on April 14, 1997. On May 1, 1997, Blech sold (at his cost) his 5,000,000 shares to the two referenced unaffiliated trusts and a third unaffiliated trust.

    Pursuant to the Blech Purchase Agreement, the Corporation, Dr. Pandey and Blech have also entered into a stockholders' agreement, which, among other things: (i) generally prohibits the sale of any of Dr. Pandey's shares of capital stock of the Corporation for a period of five years, except with the consent of Blech; (ii) provides Blech with the right to sell his pro rata portion (relative to the holdings of Dr. Pandey) of any proposed sale of shares by Dr. Pandey, and a reciprocal right in favor of Dr. Pandey to sell his pro rata portion of any shares sold by Blech; (iii) requires Blech to vote for Dr. Pandey as a director of the Corporation, and to use his efforts to cause Dr. Pandey to remain Chairman, President and chief executive officer of the Corporation; (iv) requires the Corporation and its directors (subject to their fiduciary duties to the Corporation and the shareholders of the Corporation) to take such actions as Blech may request to elect his nominees to constitute a majority of the directors of the Corporation (to date, Blech has not exercised such right); and (v) provides for certain demand and piggyback registration rights in favor of Blech.

    The Corporation is obligated to pay a commission of $50,000 and issued an option to purchase 200,000 shares of Common Stock to Kensington Wells Incorporated ("KWI") for introducing Mr. Blech to the Corporation.

    The Corporation has received an opinion from The Griffing Group, Inc., an independent valuation and financial advisory firm, as to the fairness of the above transactions, from a financial point of view, to the shareholders of the Corporation.

                             STOCKHOLDER PROPOSALS

    Stockholder proposals for the 1997 Annual Meeting of Stockholders must be received by the Corporation at its executive office in New Brunswick, New Jersey, on or prior to January 29, 1998 for inclusion in the Corporation's proxy statement for that meeting. Any stockholder proposal must also meet the other requirements for stockholder proposals as set forth in the rules of the U.S. Securities and Exchange Commission relating to stockholder proposals.

                                 OTHER MATTERS

    As of the date of this Proxy Statement, no business, other than that discussed above, is to be acted upon at the Meeting. If other matters not known to the Board should, however, properly come before the Meeting, the persons appointed by the signed proxy intend to vote it in accordance with their best judgment.


                                        Xechem International, Inc.
                                        By the Order of the Board of Directors


                                        Ramesh C. Pandey, Ph.D.
                                        President and Chief Executive Officer

New Brunswick, New Jersey
May 30, 1997


    A COPY OF THE XECHEM INTERNATIONAL, INC. 1996 ANNUAL REPORT ON FORM 10-KSB FILED WITH THE U.S. SECURITIES AND EXCHANGE COMMISSION WILL BE SUPPLIED TO STOCKHOLDERS WITHOUT CHARGE. REQUESTS FOR THE REPORT SHOULD BE DIRECTED TO:

             Xechem International, Inc.
             100 Jersey Avenue, Building B, Suite 310
             New Brunswick, New Jersey  08901-3279




                 YOUR VOTE IS IMPORTANT.  THE PROMPT RETURN OF
                PROXIES WILL SAVE THE CORPORATION THE EXPENSE OF
                 FURTHER REQUESTS FOR PROXIES.  PLEASE PROMPTLY
                 MARK, SIGN, DATE AND RETURN THE ENCLOSED PROXY
                           IN THE ENCLOSED ENVELOPE.

                          XECHEM INTERNATIONAL, INC.
                   100 JERSEY AVENUE, BUILDING B, SUITE 310
                       NEW BRUNSWICK, NEW JERSEY 08901

         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

        The undersigned hereby appoints Dr. Ramesh C. Pandey and Leonard A. Mudry, and each of them, as Proxies, with the power to appoint their substitutes, and hereby authorizes them to represent and to vote, as designated below, all the Shares of Common Stock and Class A Preferred Stock of Xechem International, Inc. (the "Corporation") held of record by the undersigned on April 25, 1997, at the Annual Meeting of Stockholders when convened on June 11, 1997, or any adjournment thereof.

1. ELECTION OF DIRECTORS--PROPOSAL, to elect three Directors to hold office until the next Annual Meeting of Stockholders, or otherwise as provided in the Corporation's Certificate of Incorporation (check one box):

 [ ] FOR all nominees listed below                              [ ] WITHHOLD AUTHORITY
     (except as withheld in the space provided below)               to vote for any of the nominees listed below

NOMINEES: Dr. Ramesh C. Pandey, Stephen F. Burg and Dr. Frank Pilkiewicz (INSTRUCTIONS: To withhold authority to vote for any individual nominee, write that nominee's name in the space provided below.)

________________________________________________________________________________

2. STOCK OPTION PLAN--PROPOSAL to approve an increase in the number of shares of Common Stock which may be issued under the Xechem International, Inc. Amended and Restated Stock Option Plan (check one box):

             [ ] FOR            [ ] AGAINST             [ ] ABSTAIN

                          CONTINUED ON THE REVERSE SIDE.










3. SELECT AUDITOR--PROPOSAL to concur in the selection of Moore Stephens P.C. as the Corporation's independent auditor for the fiscal year ending December 31, 1997 (check one box); and

             [ ] FOR            [ ] AGAINST             [ ] ABSTAIN

4. OTHER BUSINESS--In their discretion, the Proxies are authorized to transact any other business as may properly come before the Meeting, or any adjournment thereof.

        THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1, 2 AND 3.


                                        _______________________________________
                                        Signature                         Date

                                        _______________________________________
                                        Signature                         Date

                                        NOTE: Sign exactly as name appears to
                                        the left. If joint tenant, both should
                                        sign, of attorney, executor,
                                        administrator, trustee or guardian,
                                        give full title as such. If a
                                        corporation, please sign corporate name
                                        by President or authorized officer. If
                                        a partnership, sign in full
                                        partnership name by authorized person.